 EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LightPath Technologies, Inc. of our report dated April 1, 2025, relating to the financial statements of G5 Infrared, LLC appearing in the Current Report on Form 8-K/A filed by LightPath Technologies, Inc. on May 2, 2025.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

July 22, 2025